EXHIBIT 10.1

LOAN MODIFICATION AGREEMENT

This Loan Modification Agreement is entered into as of June 27, 2005, by and between Quicklogic Corporation (the “Borrower”) and Silicon Valley Bank (“Bank”).

1.                                       DESCRIPTION OF EXISTING OBLIGATIONS:  Among other Obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, an Amended and Restated Loan and Security Agreement, dated June 20, 2003 (as may be amended, restated, or otherwise modified from time to time, the “Loan Agreement”). The Loan Agreement provides for, among other things, a Committed Equipment Line in the original principal amount of Two Million One Hundred Sixty Seven Thousand Nine Hundred Twenty Five and 83/100 Dollars ($2,167,925.83) and a Committed Non-Formula Line and Committed Formula Line in the original principal amount not to exceed Eight Million Dollars ($8,000,000) in the aggregate.  The Loan Agreement has been modified pursuant to, among other documents, a Loan Modification Agreement dated June 28, 2004, pursuant to which, among other things, a Committed Equipment Line 2 was incorporated in the original principal amount of Two Million Dollars ($2,000,000).  Defined terms used but not otherwise defined herein shall have the same meanings as set forth in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Obligations.”

2.                                       DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Obligations shall be referred to as the “Security Documents”.  Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.

3.                                       DESCRIPTION OF CHANGE IN TERMS.

A.                                   Modification(s) to Loan Agreement.

1.                                       Sub letter (b) under Section 2.1.1 entitled “Formula Revolving Advances” is hereby by deleted in its entirety and replaced with “Intentionally Omitted”.

2.                                       Sub letter (a) of Section 2.1.3 entitled “Letters of Credit” is hereby amended to read as follows:

(a)            Bank will issue Letters of Credit for Borrower’s account not to exceed the Availability.

3.                                       Section 2.1.4 entitled “Foreign Exchange Sublimit” is hereby amended in part to provide that the FX Reserve may not exceed the Availability.

4.                                       Section 2.1.5 entitled “Cash Management Services Sublimit” is hereby amended in part to provide that Borrower may use for Bank’s Cash Management Services up to an amount equal to the Availability.

5.                                       Section 2.1.12 entitled “Equipment Advance 3” is hereby incorporated to read as follows:

(a)            Through June 26, 2006 (the “Equipment Availability End Date 3”), Bank will make advances (“Equipment Soft Cost Advance 3” and, collectively “Equipment Soft Cost Advances 3”) not to exceed

$2,250,00 of the Committed Equipment Line 3.  The Equipment Soft Cost Advance 3 may only be used to finance software licenses (including approximately $1,500,000 related to the licensing of Cadence Design tools), mask sets, foreign domiciled equipment, leasehold improvements and may include sale tax, freight discounts, warranty charges, shipping and installation expenses (“Soft Costs”).  Through the Equipment Availability End Date 3, Bank will make advances (“Equipment Hardware Advance 3” and, collectively, “Equipment Hardware Advances 3”; together with Equipment Soft Cost Advances 3 are referred to as “Equipment Advances 3”) not to exceed the Committed Equipment Line 3 (reduced by the amount of any Equipment Soft Cost Advance 3).  Equipment Hardware Advances 3 may only be used to finance eligible Equipment and shall exclude Soft Costs.  Equipment Hardware Advance 3 and Equipment Soft Cost Advance 3 shall be limited to equipment purchased within 90 days of the date of the requested Equipment Advances 3 and may not exceed 100% of the equipment invoice.  Each Equipment Advance 3 must be greater than $50,000 and is limited to one Equipment Advance 3 per month.

(b)           Each (a) Equipment Soft Cost Advance 3 shall amortize immediately and be payable in 30 equal monthly installments of principal plus accrued interest and (b) Equipment Hard Cost Advance 3 shall amortize immediately and be payable in 36 equal monthly installments of principal plus accrued interest beginning 30 days following the date of such Equipment Advance 3 and continuing on the same day of each month thereafter.  The final payment on the applicable Equipment Advance 3 Maturity Date shall include all outstanding principal and all accrued unpaid interest.  Equipment Advances 3 when repaid may not be reborrowed.

(c)            To obtain an Equipment Advance 3, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 12:00 p.m. Pacific time 1 Business Day before the day on which the Equipment Advance 3 is to be made.  The notice in the form of Exhibit B (Payment/Advance Form) must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

6.                                       Effective as of the date hereof, sub sections (i) and (ii) under sub letter (a) under Section 2.3 entitled “Interest Rate, Payments” is hereby amended to read as follows:

(i) Formula Advances accrue interest on the outstanding principal balance at a per annum rate equal to the greater of (a) one half of one percentage point (0.50%) above the Prime Rate or (b) 5.00%; (ii) Non-Formula Advances accrue interest on the outstanding principal balance at a per annum rate equal to the greater of (c) one and one half percentage points (1.50%) above the Prime Rate or (d) 5.00%;

7.                                       Effective as of the date hereof, sub letter (a) (vi) under Section 2.3 entitled “Interest Rate, Payments” is hereby incorporated to read as follows:

(vi)                              Equipment Advances 3 accrue interest on the outstanding principal balance at a per annum rate of one and three quarter percentage points (1.75%) above the Prime Rate.

8.             Sub letter (b) of Section 2.3 entitled “Interest Rate, Payments” is hereby amended in part to provide that interest due on the Committed Formula Revolving Line and the Committed-Non Formula Line is payable on the 26th of each month.

9.             Sub letter (c) of Section 6.2 entitled “Financial Statements, Reports, Certificates” is hereby amended to read as follows:

(c)          Within 45 days after the last day of each month, Borrower will deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in the form of Exhibit D, with aged listings of accounts receivable and accounts payable.

10.           Sub letter (i) entitled “Tangible Net Worth” under Section 6.7 entitled “Financial Covenants” hereby amended to read as follows:

(i)             Tangible Net Worth.  A Tangible Net Worth of at least $31,000,000.

11.           For clarification purposes, Section 6.8 entitled “Intentionally Omitted” is hereby amended and replaced with “Protection of Intellectual Property Right” and is to read as follows:

Borrower will (i) protect, defend and maintain the validity and enforceability of the material Intellectual Property and promptly advise Bank in writing of material infringements and (ii) not allow any material Intellectual Property to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

Notwithstanding anything to the contrary contained in this section, Borrower confirms that on June 28, 2004, Bank and Borrower entered into (i) a Negative Pledge Agreement in which Borrower agreed, subject to certain exceptions, not to encumber its Intellectual Property and (ii) a Loan Modification Agreement dated June 28, 2004 in which the definition of Collateral was amended to reflect that Intellectual Property created, modified acquired or obtained on or after June 28, 2004 (but not before such date) shall not be deemed as part of the Collateral.

12.           The following defined terms under Section 13.1 entitled “Definitions” are hereby amended and/or incorporated to read as follows:

“Committed Equipment Line 3” is a Credit Extension of up to $3,000,000.

“Credit Extension” is each Advance, Equipment Advance, Equipment Advance 2, Equipment Advance 3, Letter of Credit, Exchange Contract, Term Loan A, Term Loan B, Term Loan C and Term Loan D, or any other extension of credit by Bank for Borrower’s benefit.

“Equipment Advance 3” is defined under Section 2.1.12.

“Equipment Advance 3 Maturity Date” is as to any Equipment Soft Cost Advances 3, a date which is 30 months from such Equipment Soft Cost Advance 3, however, no longer than December 26, 2008 and as to any Equipment Hard Cost Advance 3, 36 months from such Equipment Hard Cost Advance 3, however, no longer than June 26, 2009.

“Equipment Availability End Date 3” is defined under Section 2.1.12.

“Equipment Hardware Advance 3” is defined under Section 2.1.12.

“Equipment Soft Cost Advance 3” is defined under Section 2.1.12.

“Prime Rate” is Bank’s most recently announced “prime rate” even if it is not Bank’s lowest rate.

“Revolving Maturity Date” is June 26, 2006.

4.                                       CONSISTENT CHANGES.  The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5.                                       NO DEFENSES OF BORROWER.  Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against paying any of the Obligations.

6.                                       PAYMENT OF LOAN FEE.  Borrower shall pay Bank fees in the amount Forty Thousand Dollars ($40,000) (the “Revolving Line Renewal Fee”) and Fifteen Thousand Dollars ($15,000) (the “Equipment Fee”) (the Revolving Line Renewal Fee and the Equipment Fee are collectively referred to as the “Loan Fee”) plus all out-of-pocket expenses.

7.                                       CONTINUING VALIDITY.  Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents.  Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect.  Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations.  Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations.  It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing.  Unless expressly released herein, no maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement.  The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8.                                       CONDITIONS.  The effectiveness of this Loan Modification Agreement is conditioned upon payment of the Loan Fee.

This Loan Modification Agreement is executed as of the date first written above.

BORROWER:		BANK:

QUICKLOGIC CORPORATION

SILICON VALLEY BANK

By:	/s/ Carl M. Mills	By:	/s/ Matthew Maloney

Name: Carl M. Mills		Name: Matthew Maloney

Title:	Vice President, Finance and	Title: Senior Vice-President
Chief Financial Officer